Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Andrea Arnot

Director of Corporate Communications

(707) 764-4216

PACIFIC LUMBER COMPANY BRINGS ACTION

AGAINST THE STATE OF CALIFORNIA FOR BREACH OF

THE HISTORIC HEADWATERS AGREEMENT

Company Seeks Damages for Substantial Losses

DATELINE -- December 20, 2006 -- The Pacific Lumber Company, and its subsidiary, Scotia Pacific Company LLC, today filed a lawsuit to recover damages for the serious harm that has been inflicted on both companies by the State of California's breach of the historic Headwaters Agreement.

The lawsuit, filed in Superior Court in Fresno, California, alleges that the State's actions have restricted the companies' ability to harvest their timberlands to a degree that prevents the companies from remaining economically viable.

"When the Headwaters Agreement was entered into in 1996, it was a formal contract between The Pacific Lumber Company, the federal government, and the State of California. The agreement included the most stringent environmental restrictions ever placed on the management of private timberlands. Our companies have lived up to their obligations, but unfortunately the state and its agencies have not," said George O'Brien, President and CEO of The Pacific Lumber Company. "The state has not met its contractual agreement with respect to the management and harvest of our timberlands," O'Brien added.

The Headwaters Agreement, named for the Headwaters Forest area in Humboldt County, was funded through the passage of special California and federal legislation. The main provisions of the agreement included the following:

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The Pacific Lumber Company and its affiliates agreed to transfer to the United States and the State of California the Headwaters Forest and additional land—the largest remaining privately owned old-growth redwood forest—for the purpose of creating a permanent preserve of more than 7,000 acres for wildlife and its habitat

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The companies were promised comprehensive, long-term permits, from the United States and State of California, specifically providing for the management and harvest of Pacific Lumber's remaining timberlands on an economically viable basis.

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Finally, the companies, the U.S. government, and the State of California agreed to cooperate and act in good faith to preserve and defend any challenge to the 1996 agreement and the permits provided for by the agreement.

As evidence of The Pacific Lumber Company's commitment to honor the agreement, during the past seven years, approximately $60 million has been spent on science and environmental mitigations related to implementation of the agreement.

"The Headwaters Agreement was entered into following intense negotiations involving all concerned parties, including the State of California," O'Brien said. "The State must honor its contractual obligations. This principle is important not only to The Pacific Lumber Company, but to any company doing business in California."

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